UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: December 16, 2008
(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund

(Exact name of registrant as specified in its charter)

Michigan		38-25930667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Daines Street, Suite 300, Birmingham, MI  48009

 (Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In Form 10-Q dated November 12, the General Partner of Uniprop Manufactured Housing Communities Income Fund reported that the interest reserve provided for in the first mortgage loan would be exhausted during the Fourth Quarter of 2008.  As part of the December payment on the mortgage, the last funds from the interest reserve were, in fact depleted.  The balance of the mortgage payment was funded from cash raised through operations.  It is highly unlikely, however, that enough cash will be generated from operations to continue future funding of this mortgage debt.

The Partnership has and will continue to have discussions with the mortgage lender to attempt to devise a solution to the Partnership’s inability to continue funding debt service payments including analyzing current property tax and insurance reserves.  To date, the lender has not been willing to provide an additional interest reserve.  Financing from other lenders is not available under current conditions in the credit markets.
The General Partner has elected not to fund the interest reserve.  Under these circumstances, the lender may elect to declare the Loan in default in the event that funds from the tax and insurance escrow are not applied to debt service or these funds are applied to debt service but also become depleted.

Management continues to seek offers to sell one or both of the Partnership’s assets – Aztec Estates and Old Dutch Farms.  Thus far, however, the offers have either been too low to payoff the first mortgage balance or contained contingencies that placed excessive risk on the Fund.  While management continues to negotiate with potential buyers, market conditions for real estate in south Florida and Michigan remain very volatile and depressed.  Sales volumes have decreased palpably.  Appraisers report difficulty establishing market values due to the paucity of transactions.  Buyers have difficulty obtaining financing.  The Fund has declined offers to provide financing to potential buyers due to the inherent risks.  Management continues to meet with attorneys and other advisors to help it determine the best course of action for the Limited Partners in the current environment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND (Registrant)
By: P.I. Associates Limited Partnership, General Partner
Dated: December 16, 2008	By:	/s/ Joel Schwartz

Joel Schwartz, Principal Financial Officer